Exhibit 99.1

Contact:
Rod Hise
Third Wave Technologies Inc.
608 663-4010

For Immediate Release

Third Wave Reports Strong Full-Year 2006 Results, Continued Clinical Revenue Growth

MADISON, Wis., Feb. 22, 2007—Third Wave Technologies Inc. (NASDAQ: TWTI) today announced its financial results for the fourth quarter and year ended Dec. 31, 2006.

        Third Wave reported clinical molecular diagnostic revenue of $20.9 million for the year ended Dec. 31, 2006, an increase of 34% from 2005. The company reported research revenue of $6.8 million for 2006. The anticipated decline in Japanese research revenue was partially offset by a 25% increase in Agbio revenue during 2006. Total revenues for the year ended Dec. 31, 2006, were $28.0 million, an increase of more than 17% from 2005.

        Clinical molecular diagnostic revenue for the fourth quarter ended Dec. 31, 2006, increased 36% to $5.8 million. It was the fifth consecutive quarter of sequential growth in Third Wave’s clinical revenue. Total revenues for the fourth quarter of 2006 were $6.8 million, an increase of 17% from the same period of 2005.

        Third Wave reported a net loss of $18.9 million, or ($0.45) a share, for the year ended Dec. 31, 2006, compared to a net loss of $22.3 million, or ($0.54) a share, for full-year 2005. The company’s 2006 net loss improved 43% from its pro forma net loss of $33.0 million, or ($0.80) a share, for 2005, with FAS No. 123(R) stock compensation costs included in both periods.

        The company’s net loss for the fourth-quarter ended Dec. 31, 2006, was $4.6 million or ($0.11) a share, compared to a net loss of $5.0 million, or ($0.12) a share, for the same period of 2005. The company’s net loss for the fourth quarter of 2005 was $11.7 million, or ($0.28) a share, with FAS 123(R) stock compensation costs included.

        Third Wave reported gross margins of 69% and 70% for the quarter and year ended Dec. 31, 2006, compared to gross margins of 70% for both comparable periods of 2005. Total operating expenses for full-year 2006 were $48.2 million, compared to $47.1 million for 2005. The company’s pro forma total operating expenses for full-year 2005, including FAS 123(R) stock compensation costs, were $57.8 million. The company’s 2006 operating performance improved 41% from 2005 on a pro forma basis. Total operating expenses for the fourth quarter ended Dec. 31, 2006, were $11.7 million, compared to $11.1 million for the same period of 2005. The company’s pro forma total operating expenses for the fourth quarter of 2005, including FAS 123(R) stock compensation costs, were $17.7 million.

        Third Wave ended 2006 with cash, cash equivalents and short-term investments of $44.2 million, compared to $38.7 million at Dec. 31, 2005. The company’s 2006 year-end cash balance does not include $10.75 million it will receive as part of the recently-announced settlement with Stratagene Corp. of two patent lawsuits.

        “Third Wave began the year by articulating clear, focused objectives for 2006 and we met or exceeded each of them,” said Kevin T. Conroy, president and chief executive of Third Wave. “Our outstanding team at Third Wave drove sustained clinical revenue growth of more than 30% and met each of our product development goals for 2006, including initiation of the clinical trials for our HPV products and the submission to the FDA of our InPlexTM cystic fibrosis molecular test. Third Wave’s focus in 2007 will remain on generating continued revenue growth from our current molecular diagnostic product menu and on our HPV submissions to the FDA. The expense of our HPV clinical trials and litigation will cause our operating expenses to increase during 2007. We believe this is an important investment in the future growth of the company and in the creation of significant value for our shareholders.”

2007 Outlook

        Third Wave anticipates total revenues of $31-33 million for 2007. The company expects clinical molecular diagnostic revenue to grow to $26-28 million during 2007. Agbio revenue, a component of research revenue, also will continue to grow and total research revenue for 2007 is expected to be approximately $5 million.

Conference Call & Webcast with PowerPoint Presentation

        Company management will host a conference call and webcast on Thursday, Feb. 22, 2007, at 10 a.m. EST to discuss fourth-quarter and full-year 2006 results. The webcast will include a PowerPoint slide presentation highlighting the company’s 2006 accomplishments and ongoing corporate activities. The webcast will be available at www.twt.com. Domestic callers should dial (800) 573-4752 and international callers should dial (617) 224-4324. The access code for both domestic and international callers is 95622405. Please dial in five to 10 minutes prior to the start of conference call. A replay of the conference call will be available at the company’s website. The conference call, webcast and replay are open to all interested parties.

About Third Wave Technologies

        Third Wave develops and markets molecular diagnostic reagents for a variety of DNA and RNA analysis applications to meet the needs of our customers. The company offers a number of products based on its Invader® chemistry for clinical testing. Third Wave offers in vitro diagnostic kits, and analyte specific, general purpose, and research use only reagents for nucleic acid analysis. For more information about Third Wave and its products, please visit the company’s website at www.twt.com.

All statements in this news release that are not historical are forward- looking statements within the meaning of the Securities Ex change Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to technological approaches of Third Wave and its competitors, product development, manufacturing, market acceptance, cost and pricing of Third Wave products, dependence on collaborative partners and commercial customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.

Third Wave Technologies, Inc
Statements of Operations
(In thousands, except for per share amounts)
(Unaudited)

	Three Months Ended December 31,

	2006	2005	Adjustments (1)	2005 Pro-forma (2)
Revenues:
Clinical Product	$5,789	$4,259	$0	$4,259
Research Product	954	1,353	0	1,353
License & royalty	49	89	0	89
Grant	0	85	0	85

	6,792	5,786	0	5,786

Operating expenses:
Cost of goods sold
Product cost of goods sold	1,447	1,241	424	1,665
Intangible and long-term asset amortization	689	475	0	475

Total cost of goods sold	2,136	1,716	424	2,140
Research and development	3,651	1,820	743	2,563
Selling and marketing	2,448	2,564	1,279	3,843
General and administrative	3,299	3,298	4,174	7,472
Litigation	171	1,730	0	1,730

	9,569	9,412	6,196	15,608

Total operating expenses	11,705	11,128	6,620	17,748

Loss from operations	(4,913)	(5,342)	(6,620)	(11,962)
Other income (expense):
Interest income	385	514	0	514
Interest expense	(78)	(143)	0	(143)
Other	(126)	(60)	0	(60)

	181	311	0	311

Net loss before taxes and minority interest	($4,732)	($5,031)	($6,620)	($11,651)

Minority interest in subsidiary	108	—	—	—

Net loss	($4,624)	($5,031)	($6,620)	($11,651)

Net loss per share	($0.11)	($0.12)	($0.16)	($0.28)
Weighted average shares outstanding	41,762	41,217	41,217	41,217

(1)	Represents additional stock based compensation expense that would have been recorded if FAS 123(R) had been applied.
(2)	2005 Pro-forma figures reflect the additional stock based compensation expense that would have been recorded if FAS 123(R) had been applied. The Company presents these non-GAAP financial measures to provide comparability with pre-2006 periods when FAS 123(R) was not applied.

Third Wave Technologies, Inc
Statements of Operations
(In thousands, except for per share amounts)
(Unaudited)

	Year Ended December 31,
	2006	2005	Adjustments (1)	2005 Pro-forma (2)
Revenues:
Clinical Product	$ 20,926	$ 15,666	$ 0	$ 15,666
Research Product	6,763	7,505	0	7,505
License & royalty	155	362	0	362
Grant	183	373	0	373

	28,027	23,906	0	23,906

Operating expenses:
Cost of goods sold
Product cost of goods sold	5,676	5,201	533	5,734
Intangible and long-term asset amortization	2,758	1,903	0	1,903

Total cost of goods sold	8,434	7,104	533	7,637
Research and development	12,436	8,389	1,759	10,148
Selling and marketing	11,082	12,772	2,365	15,137
General and administrative	14,782	11,788	5,971	17,759
Litigation	1,610	6,887	0	6,887
Impairment	0	203	0	203
Restructuring	(180)	0	0	0

	39,730	40,039	10,095	50,134

Total operating expenses	48,164	47,143	10,628	57,771

Loss from operations	(20,137)	(23,237)	(10,628)	(33,865)
Other income (expense):
Interest income	1,500	1,714	0	1,714
Interest expense	(239)	(457)	0	(457)
Other	(225)	(366)	0	(366)

	1,036	891	0	891

Net loss before taxes and minority interest	($19,101)	($22,346)	($10,628)	($32,974)

Minority interest in subsidiary	214	—	—	—

Net loss	($18,887)	($22,346)	($10,628)	($32,974)

Net loss per share	($ 0.45)	($ 0.54)	($ 0.26)	($ 0.80)
Weighted average shares outstanding	41,512	41,125	41,125	41,125

(1)	Represents additional stock based compensation expense that would have been recorded if FAS 123( R) had been applied.
(2)	2005 Pro-forma figures reflect the additional stock based compensation expense that would have been recorded if FAS 123( R) had been applied. The Company presents these non-GAAP financial measures to provide comparability with pre-2006 periods when FAS 123( R) was not applied.

Third Wave Technologies, Inc
Balance Sheets
(In thousands)

	December 31, 2006	December 31, 2005
Assets:
Cash, cash equivalents, and short-term investments *	$44,199	$38,717
Other current assets	8,734	6,249
Equipment and leasehold improvements, net	4,222	4,717
Intangible assets, net of amortization	2,136	2,642
Goodwill and indefinite lived intangible assets	490	1,497
Other assets	4,453	4,583

Total assets	$64,234	$58,405

Liabilities and shareholders’ equity
Accounts payable, accrued expenses and other liabilities	$17,177	$16,739
Deferred revenue	145	267
Debt	15,774	1,325
Minority interest in subsidiary	465	0
Shareholders’ equity	30,673	40,074

Total liabilities and shareholders’ equity	$64,234	$58,405

*	Cash balance as of December 31, 2006 does not include the $10.75M that Third Wave will receive as part of the recently announced settlement with Stratagene Corp.